Opinion of Counsel (conformed)
                                   January 28, 1993
Capital World Growth and Income
     Fund, Inc.
333 South Hope Street
Los Angeles, California  90071
Ladies and Gentlemen:
     At your request we have examined the form of Registration Statement on Form N-1A and Pre-Effective Amendment No. 1 thereto filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended of an indefinite number of shares of your common stock, $.01 par value per share (the "Shares"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.
     Based upon our examination and upon our knowledge of your activities, it is our opinion that, subject to the issuance of an appropriate order by the Securities and Exchange Commission declaring said Registration Statement effective and the completion of the proposed actions referred to above, and subject to the qualification of the Shares under the California Corporate Securities Law of 1968, and provided that an appropriate amendment to your Articles of Amendment and Restatement is duly effected prior to the issuance of more than two hundred million Shares, the Shares upon issuance and sale in the manner referred to in the Registration Statement will constitute legally issued, fully paid and nonassessable Shares of your common stock.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
                                   Respectfully submitted,
                                   /s/ O'Melveny & Myers